Exhibit 5.1

HEIMERL LAW FIRM
P.O. Box 964
32 Dumont Rd.
Far Hills, NJ 07931
New York Offic:
	_________	110 Wall Street
Wolfgang Heimerl, Esq.		11th Floor, PMB-8370
Admitted in NJ & NY	Tel: (908) 470-0200	New York, NY 10005
	Fax: (908) 470-0201	Tel: (212) 709-8370
HeimerlLawFirm@att.net

December 13, 2011

David M. Cunic, C.E.O.
Pazoo, Inc.
15A Saddle Road
Cedar Knolls, New Jersey  07927

Re: Form S-1 Registration Statement of Pazoo, Inc. (the “Company”)

Dear Mr. Cunic:

At your request, we have examined the Registration Statement which is being filed with the Securities and Exchange Commission ("SEC"), on Form S-1 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 48,182,000 shares of common stock of selling shareholders.

In rendering the following opinion, we have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In our examination, we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents and not others: a) Certificates of Incorporation of the Company, as amended to date; b) By-Laws of the Company, as amended to date; and c) any Board of Directors Resolutions to date. We have not undertaken, nor do we intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

Based on the foregoing, it is our opinion that the 48,182,000 shares being registered under the Registration Statement for resale by current shareholders have been duly and validly authorized and duly and validly issued and are fully paid and non-assessable.

We express no opinion as to compliance with the Securities Act or "blue sky" laws of any state in which the stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of transfer of the stock. We consent to the filing of this opinion as an exhibit to the Registration Statement in connection with the offering described therein. This opinion covers only matters of Nevada law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction. We are not admitted to practice law in Nevada but are sufficiently acquainted with the General Corporation Law of the State of Nevada to render this opinion. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. The information set forth herein is as of the date of this letter.

We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.

Yours sincerely,

/s/ Wolfgang Heimerl

Wolfgang Heimerl

WH/